SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  FORM N-18F-1

                 Notification of Election Pursuant to Rule 18f-1
                    Under the Investment Company Act of 1940


                         MERIT ADVISORS INVESTMENT TRUST
                         -------------------------------
                               Name of Registrant


                            NOTIFICATION OF ELECTION
                            ------------------------


The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE
                                    ---------


Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Oklahoma City, and the state of Oklahoma on the 7th day of October 2004.

                                            MERIT ADVISORS INVESTMENT TRUST
                                            -------------------------------
                                                   Name of Registrant


                                            By:  /s/ J. Paul Cunningham
                                                ____________________________
                                                 J. Paul Cunningham
                                                 Trustee and President


Attest:  /s/ Donald L. Dillingham
        ___________________________
        Donald L. Dillingham
        Trustee, Vice President, and Treasurer